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                                                                   EXHIBIT 5.1






                                    March 21, 1997



AFC Cable Systems, Inc.
50 Kennedy Plaza, Suite 1250
Providence, Rhode Island  02903

Ladies and Gentlemen:

      This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 2,300,000 shares of Common Stock, $0.01 par value (the "Shares"), of AFC Cable Systems, Inc., a Delaware corporation (the "Company"). The Shares are to be sold pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company, the Selling Stockholders named in Schedule B to the Underwriting Agreement (the "Selling Stockholders"), and Tucker Anthony Incorporated, Robert W. Baird & Co. Incorporated and The Robinson-Humphrey Company, Inc., as representatives of the several underwriters named in Schedule A to the Underwriting Agreement.

      We have acted as counsel for the Company and the Selling Stockholders in connection with the sale by the Company and the Selling Stockholders of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

      We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.


      Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized, (ii) the Shares being sold by the Selling Stockholders have been validly issued and are fully paid and non-assessable and (iii) when issued and sold by the Company in accordance with the terms of the Underwriting Agreement, the Shares being sold by the Company will have been validly issued and will be fully paid and non-assessable.

      We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."


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AFC Cable Systems, Inc.             -2-                         March 20, 1997



      This opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.



                                    Very truly yours,

                                    /s/ Ropes & Gray

                                    Ropes & Gray